Exhibit 10.2

WALTER INDUSTRIES, INC.

4211 West Boy Scout Blvd.

Tampa, FL 33607

GREG HYLAND

Chairman, President and

Chief Executive Officer

August 1, 2006

Mr. Bill Ohrt

4211 W. Boy Scout Blvd.

Suite 1000

Tampa, FL 33607

Dear Bill,

This is to confirm our agreement regarding your retirement. You have agreed to defer your retirement from Walter Industries until March 31, 2007. We appreciate your decision and your willingness to assist us with the transition.

Effective August 15, 2006, you will assume the role of Executive Vice President reporting to me. In this role you will continue to assist in preparing Mueller Water Products for the spin-off and the synergy integration program, help with Walter Industries tax work, provide input into acquisition activities, provide assistance to Joe Troy in his transition to his new role as Chief Financial Officer and work with me on other projects as assigned.

You will continue to report to me until the spin-off of Mueller Water Products and then you will report to the Vice Chairman of Walter Industries. Your compensation during this time will be as follows:  annualized base salary of $355,129, target bonus of 100% or $355,129, and auto allowance of $18,000.  Your benefit related plans will continue during this period of time.

You have already met the eligibility requirements for participating in the Walter Industries, Inc. Group Medical Plan for Retired Employees per your employment agreement dated December 28, 2000. You will have ninety days from your retirement date to exercise any of your vested stock options.

Thank you for agreeing to assist in making this change as smooth as possible.

Best regards,	Acknowledged:

/s/ Greg Hyland	/s/ William Ohrt 8/7/06
Greg Hyland	Bill Ohrt